Exhibit 10.18

TAX MATTERS AGREEMENT

BY AND AMONG CAESARS ENTERTAINMENT CORPORATION,

CEOC, LLC,

VICI PROPERTIES INC.,

VICI PROPERTIES L.P.

AND

CPLV PROPERTY OWNER LLC

DATED AS OF OCTOBER 2, 2017

i

ii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of October 2, 2017, is entered into by and among, Caesars Entertainment Corporation, a Delaware corporation (“CEC”), CEOC, LLC, a Delaware limited liability company (“CEOC LLC”), VICI Properties Inc., a Maryland corporation (the “REIT”), VICI Properties L.P., a Delaware limited partnership (“PropCo”), CPLV Property Owner LLC, a Delaware limited liability company (“CPLV PropCo” and, together with the REIT and PropCo, the “REIT Parties”). CEC, CEOC and the REIT Parties shall be referred to collectively as the “Parties”. Any capitalized term used herein without definition shall have the meaning given to it in the Plan (as defined herein).

RECITALS

WHEREAS, on January 15, 2015, Caesars Entertainment Operating Company, Inc., a Delaware corporation and the predecessor of CEOC LLC (together with CEOC LLC, “CEOC”) and certain of its subsidiaries (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”), which cases are currently pending before the Honorable Judge A. Benjamin Goldgar and jointly administered for procedural purposes only under Case No. 15-01145, and any proceedings relating thereto (collectively, the “Chapter 11 Cases”);

WHEREAS, on the Effective Date, as defined in the Plan (the “Effective Date”), the Bankruptcy Court has entered or is expected to enter an order approving the restructuring of the Debtors pursuant to a confirmed and effective Chapter 11 plan of reorganization (the “Plan”);

WHEREAS, pursuant to the Plan and on or about the Effective Date, among other things, (i) CEOC will, and will cause its Subsidiaries to, transfer the Debtors’ real estate assets (the “PropCo Assets”) to the REIT and the REIT Subsidiaries in exchange for (a) 100% of REIT Common Stock, (b) 100% of REIT Series A Preferred Stock, (c) the PropCo First Lien Term Loan, (d) the PropCo First Lien Notes, and (e) cash proceeds from the issuance of the CPLV Market Debt (the “Contribution”) and (ii) immediately following the Contribution, CEOC will distribute (A) all of the consideration received as part of the Contribution, including, for the avoidance of doubt, 100% of the REIT Common Stock and 100% of the REIT Series A Preferred Stock and (B) the other consideration described in the Plan to certain holders of CEOC debt (the “Distribution”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Contribution and Distribution in conjunction with certain other transactions consummated in connection therewith pursuant to the Plan qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code (the “Intended Tax-Free Treatment”);

WHEREAS, it is intended that the REIT will (i) elect to be treated as a real estate investment trust under Sections 856-860 of the Code effective either for the taxable year (a) beginning the day after the Effective Date and ending on December 31 of that calendar year or (b) beginning on January 1 of the calendar year following the calendar year of the Effective Date and ending on December 31 of that year (the “REIT Election”) and (ii) qualify as a real estate investment trust under Sections 856-860 of the Code for all taxable years after the REIT Election (“the “REIT Treatment” and together with the Intended Tax-Free Treatment, the “Intended Tax Treatment”);

WHEREAS, the Parties wish to (i) provide for the payment of Taxes and entitlement to refunds thereof, (ii) allocate responsibility for, and cooperation in, the filing and defense of Tax Returns and Tax Proceedings, (iii) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment and (iv) provide for certain other matters relating to Taxes;

WHEREAS, this Agreement is subject to the approval of this Agreement by the Bankruptcy Court and will be effective only upon approval of the Bankruptcy Court and only in connection with the consummation of the confirmed Plan to be entered in the Chapter 11 Cases.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.02.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that, notwithstanding the foregoing, Affiliates of CEOC and CEC shall be deemed to exclude the REIT and all Subsidiaries thereof following the Distribution.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“CEC” has the meaning set forth in the preamble to this Agreement.

“CEC Entity” means CEC and any Subsidiary of CEC immediately after the Distribution, including, for the avoidance of doubt, CEOC and any Reorganized CEOC Entity.

“CEC Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) and any consolidated, combined, aggregate or unitary group under state or local law, of which CEC is or was the common parent.

“CEOC” has the meaning set forth in the preamble to this Agreement.

“CEOC Business” means the businesses and operations conducted by any CEOC Entity that are not included in the REIT Business.

“CEOC Taxes” means, without duplication, (i) any Taxes of the CEC Affiliated Group or of any entities that are, were or whose predecessors were members of the CEC Affiliated Group (or are or were partnerships or disregarded entities for U.S. income tax purposes to the extent attributable to such a member or members) that are not specifically included within the definition of REIT Taxes, including, without limitation or duplication, (a) Taxes attributable to any CEOC Business or any business retained by CEOC or any Reorganized CEOC Entity, (b) Taxes of the CEC Affiliated Group, including any such Taxes asserted or assessed against any REIT Entity under Treasury Regulation § 1.1502-6 (or any analogous provision of state or local law), (c) any Income Taxes attributable to a Tax-Free Transaction Failure (except as described in the definition of REIT Taxes), (ii) any Taxes attributable to a REIT Failure principally as a result of a CEC Entity taking any action (or refraining from taking any action) on or prior to the Distribution that is inconsistent with the facts presented and the representations made prior to the Effective Date in the Tax Materials or that could reasonably be expected to cause a REIT Failure, (iii) any Taxes for periods (or portions thereof) ending on or before the Effective Date, (iv) any Taxes imposed on a REIT Entity principally as a result of a REIT Failure as of the Effective Date, whether determined on or after the Effective Date (except as specifically included in the definition of REIT Taxes), and (v) fifty percent of any Transfer Taxes; provided, however that (a) any Taxes described in clauses (ii) or (iv) above shall be limited to the period from the Effective Date to the date that is twelve (12) months from the clause (ii) REIT Failure Determination Date or the clause (iv) REIT Failure Determination Date, respectively, in each case, assuming an interim closing of the books on the date that is twelve (12) months from the clause (ii) REIT Failure Determination Date or the clause (iv) REIT Failure Determination Date, respectively and (b) any Taxes described in clause (ii) above, in which the clause (ii) REIT Failure Determination Date is described in clauses (a) or (b) of the definition thereof, shall be limited to the sum of (x) the amount of Taxes in the settlement proposed by the CEC Entities that results in the occurrence of the clause (ii) REIT Failure Determination Date plus (y) to the extent the amount of Taxes described in (x) does not relate to the full period described in clause (a) of this proviso, the Taxes for the portion of the period described in clause (a) of this proviso that is not covered by the proposed settlement. For the avoidance of doubt, CEOC Taxes shall not include any Taxes imposed on the REIT as a result of the REIT’s failure to meet the requirements of Section 857(a)(2)(B) of the Code.

“clause (ii) REIT Failure Determination Date” means, the earlier of (a) during an IRS administrative appeals process with respect to a potential REIT Failure, the date on which the IRS agrees to a settlement proposed by the CEC Entities (but that the REIT Entities do not accept) that would not reasonably be expected to materially adversely affect the Tax position of any REIT Entity that is not compensated for by the resulting indemnification payment by the CEOC Entities hereunder, (b) at any time after an IRS administrative appeals process with respect to a potential REIT Failure, the date on which the IRS agrees to a settlement proposed by the CEC Entities (but that the REIT Entities do not accept) and (c) the date on which a court or Taxing Authority issues a final determination of a REIT Failure in the form of a final decision, judgment, decree or other order that can no longer be appealed.

“clause (iv) REIT Failure Determination Date” means, the date on which (a) a change in, or interpretation of, any application of law that would reasonably be expected to cause a REIT Failure is publicly announced or becomes effective, whichever is later, or (b) a Taxing Authority issues a notice of proposed adjustment that if finalized in its proposed form would result in a REIT Failure.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the preamble to this Agreement.

“Covered Transaction” means the Contribution and Distribution and the other transactions incident thereto consummated pursuant to the Plan.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all applicable extensions) on which such Tax Return is required to be filed under applicable law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including, but not limited to, any capital gains, franchise Tax, doing business Tax, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes).

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“Intended Tax-Free Treatment” has the meaning set forth in the recitals to this Agreement.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Intended Tax Treatment Failure” means (i) a Tax-Free Transaction Failure or (ii) a REIT Failure.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys acting in their official capacity.

“IRS Ruling” means the U.S. federal income Tax ruling, and any amendments or supplements thereto, issued to CEC by the IRS in connection with the Covered Transactions and the REIT Election.

“IRS Ruling Request” means any letter (or other document) filed by CEC with the IRS in connection with the IRS Ruling, and any amendment or supplement thereto.

“Non-Income Tax Return” means any Tax Return relating to Non-Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.01(c).

“Opinion” means an opinion received by CEC or CEOC with respect to certain Tax aspects of the Covered Transactions and an opinion received by the REIT with respect to the REIT Election.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a Governmental Authority.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period after the Effective Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Effective Date.

Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“REIT” has the meaning set forth in the preamble to this Agreement.

“REIT Business” means the business of owning or leasing the PropCo Assets and owning and operating Subsidiaries of the REIT.

“REIT Election” has the meaning set forth in the preamble to this Agreement.

“REIT Entity” means the REIT and any entity that is a Subsidiary of the REIT following the Distribution, including, for the avoidance of doubt, PropCo and any Subsidiary of PropCo.

“REIT Failure” means the failure of the REIT to qualify for REIT Treatment.

“REIT Taxes” means, without duplication, (i) any Income Taxes imposed on the CEC Affiliated Group attributable principally to a Tax-Free Transaction Failure as a result of a breach of one or more covenants in Section 2.06 or Article VI, in each case, by a REIT Entity following the Distribution, (ii) any Taxes imposed on a REIT Entity or CEC Entity as a result of a Notified Action taken by the REIT, (iii) any Taxes of a REIT Entity with respect to Post-Distribution Periods (other than solely as a result of being included in the CEC Affiliated Group or as specifically included within clause (ii) or (iv) of the definition of CEOC Taxes), (iv) any Taxes imposed on a REIT Entity principally as a result of a REIT Entity taking (or refraining from taking) any action that could reasonably be expected to cause a REIT Failure other than an action provided for under, or contemplated by, the Plan or any related transaction documents or the facts presented and representations made prior to the Effective Date in the Tax Materials and (v) fifty percent (50%) of any Transfer Taxes.

“REIT Treatment” has the meaning set forth in the preamble to this Agreement.

“Reorganized CEOC Entity” means CEOC and any entity that is a Subsidiary of CEOC immediately after the Distribution.

“Restriction Period” has the meaning set forth in Section 6.01(b).

“Subsidiary” means with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (provided that, notwithstanding the foregoing, the Subsidiaries of CEC and CEOC shall be deemed to exclude the REIT and PropCo and each of their respective Subsidiaries.)

“Straddle Period” means any taxable period that begins on or before and ends after the Effective Date.

“Tax” means (i) any and all United States federal, state, local and non-U.S. taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, escheat liability, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (ii) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Cost” means any increase in Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis consistent with the principles of Section 3.03(b).

“Tax-Free Transaction Failure” means the failure of any applicable Covered Transaction to qualify for the Intended Tax-Free Treatment.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (i) the IRS Ruling, (ii) an Opinion, (iii) the IRS Ruling Request, (iv) any representation letter from CEC, CEOC or the REIT supporting an Opinion and (v) any other materials delivered or deliverable by CEC, CEOC or the REIT in connection with the rendering of an Opinion or the issuance by the IRS of the IRS Ruling; provided, however, Tax Materials shall not include the Master Lease Agreements.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transfer Taxes” means any U.S. federal, state or local stamp, sales, use, gross receipts, value added, goods and services, harmonized sales, land transfer or other transfer Taxes imposed in connection with, or that are otherwise related to the transactions effected pursuant to the Plan provided, however, that Transfer Taxes shall not include (i) any income or franchise Taxes payable in connection with such transactions or (ii) Taxes in lieu of any such income or franchise Taxes.

“Treasury Regulations” means the proposed, final and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to CEC and the REIT, to the effect that a transaction will not affect the Intended Tax-Free Treatment. CEC and the REIT acknowledge that Kirkland & Ellis LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kramer Levin Naftalis and Frankel LLP, Stroock & Stroock & Lavan LLP and PricewaterhouseCoopers LLP are each reasonably acceptable to CEC and the REIT.

Section 1.02 Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 1.03 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Tax Returns Required to be Filed by CEC. CEC shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized CEOC Entity and shall pay, or cause such Reorganized CEOC Entity to pay, as applicable, all Taxes shown to be due and payable on each such Tax Return; provided that the REIT shall, in accordance with Section 2.04, reimburse CEC or the relevant Reorganized CEOC Entity for any such Taxes that are REIT Taxes.

(b) REIT Entity Tax Returns. Except as otherwise provided in this Section 2.01, the REIT or the applicable REIT Entity shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a REIT Entity after the Effective Date and shall pay, or cause be paid, all Taxes shown to be due and payable on such Tax Return; provided that CEC shall, in accordance with Section 2.04, reimburse the REIT or the applicable REIT Entity for any such Taxes that are CEOC Taxes.

Section 2.02 Tax Return Procedures.

(a) Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, the Tax Materials, the Plan and past practice (provided that new elections may be made if such elections were not previously available). All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

(b) REIT Right to Review. CEC shall provide a draft of, the portion (if any) of any Tax Return described in Section 2.01(a) that relates to REIT Taxes or would reasonably be expected to materially affect the Tax position of the REIT or any REIT Entity for any Post-Distribution Period to the REIT for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, at least five (5) days prior to the Due Date for such Tax Return. In the event that none of this Agreement, the Tax Materials, the Plan or past practice is applicable to a particular item or matter, CEC shall prepare the draft Tax Return with respect to the reporting of such item or matter in good faith in consultation with the REIT. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by CEC and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, CEC shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(a), except to the extent that such late filing is caused by the failure of any REIT Entity to timely provide relevant and accurate information necessary for the preparation and filing of such Tax Return.

(c) CEC Right to Review. The REIT shall provide a draft of the portion (if any) of any Tax Return described in Section 2.01(b) that includes CEOC Taxes or would reasonably be expected to materially affect the Tax position of any Reorganized CEOC Entity to CEC for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, at least five (5) days prior to the Due Date for such Tax Return. In the event that that none of this Agreement, the Tax Materials, the Plan or past practice is applicable to a particular item or matter, the REIT shall prepare the draft Tax Return with respect to the reporting of such item or matter in good faith in consultation with CEC. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by the REIT and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, the REIT shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b) except to the extent that such late filing is caused by the failure of any CEC Entity to timely provide relevant and accurate information necessary for the preparation and filing of such Tax Return.

(d) Tax Reporting. Unless otherwise required by law, CEC, CEOC and the REIT, as applicable, shall file or shall cause to be filed the appropriate information and statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS, and shall retain the appropriate information relating to the Contribution and Distribution as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

Section 2.03 Straddle Period Tax Allocation. To the extent permitted by law, CEC and the REIT shall elect to close the taxable year of each REIT Entity as of the close of the Effective Date. In the case of any Straddle Period, the amount of Income Taxes attributable to the portion of the Straddle Period ending on, or beginning after, the Effective Date shall be made by means of an actual closing of the books and records of such REIT Entity as of the close of the Effective Date; provided that in the case of Non-Income Taxes that are periodic Taxes (e.g., property Taxes) and exemptions, allowances, and deductions that are calculated on an annual basis (such as depreciation deductions), such Taxes, exemptions, allowances, and deductions shall be allocated between the portion of the Straddle Period ending at the end of the Effective Date and the portion beginning after the Effective Date based upon the ratio of (x) the number of days in the relevant portion of the Straddle Period to (y) the number of days in the entire Straddle Period.

Section 2.04 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) business days before the Due Date of such Taxes and (b) ten (10) days after the party required to make such reimbursement has received request therefor from the party entitled to such reimbursement. For the avoidance of doubt, a party may request reimbursement of Taxes prior to the time such Taxes were paid, and such request may represent a reasonable estimate (provided that the amount of reimbursement shall be based on the actual Tax liability and not on such reasonable estimate).

Section 2.05 Expenses. Except as provided in Section 8.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.06 No Extraordinary Actions on the Distribution Date. Except as expressly contemplated by this Agreement or the Plan, the REIT shall not, and shall not permit any REIT Entity to, on the Effective Date after the Distribution, take any action outside of the ordinary course of business; provided, however, that this provision shall not apply to any actions or transactions that are deemed to occur solely for income tax purposes on the Effective Date after the Distribution as a result of transactions contemplated in the Agreement or the Plan.

Section 2.07 Amended Tax Returns. Any amendment of any Tax Return described in Section 2.01 shall be subject to the same procedures required for the preparation and review of such type of Tax Return, and payment of reimbursement for any additional Taxes shown on such Tax Return, pursuant to Section 2.01, Section 2.02 and Section 2.04 .

Section 2.08 Tax Materials. On the Effective Date, CEC and CEOC, as applicable, shall provide copies of all Tax Materials in their possession to the REIT. Following the Effective Date, CEC and CEOC, as applicable, shall provide drafts of any Tax Materials that are prepared after the Effective Date to the REIT for its review and comment a commercially reasonable period of time, but in no event less than 15 days, prior to submission to the IRS or execution of such Tax Materials, as applicable. The Parties shall negotiate in good faith to resolve all disputed issues.

ARTICLE III

Indemnification

Section 3.01 Indemnification by CEC and CEOC. CEC and CEOC shall pay (or cause to be paid), and shall jointly and severally indemnify and hold each REIT Entity harmless from and against, without duplication, all CEOC Taxes.

Section 3.02 Indemnification by the REIT. The REIT Parties shall pay (or cause to be paid), and shall indemnify and hold each CEC Entity harmless from and against, without duplication, all REIT Taxes, provided, however, that (i) PropCo shall have no indemnification obligation with respect to REIT Taxes attributable to CPLV PropCo and (ii) CPLV PropCo’s indemnification obligation hereunder is limited exclusively to REIT Taxes attributable to CPLV PropCo.

Section 3.03 Adjustments to Payments.

(a) Any indemnity payment pursuant to this Agreement shall be increased to include (i) all reasonable documented accounting, legal and other professional fees and court costs incurred by the indemnified Party in connection with such indemnity payment and (ii) any Tax Cost resulting from the receipt of (or entitlement to) such indemnity payment, which Tax Cost would not have arisen or been allowable but for such indemnified liability. For purposes hereof, any Tax Cost actually realized by the Indemnified Party (or its Affiliates) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to such indemnified liability as the last items claimed for any taxable year, including after the utilization of any otherwise available net operating loss carryforwards). Any indemnity payment will initially be made without regard to this Section 3.03(a), and an adjusting payment will be made to reflect any applicable Tax Cost within 30 days after the Indemnified Party (or its Affiliates) actually realizes such Tax Cost by way of reduction in a Refund or an increase in Taxes reported on a filed Tax Return.

(b) Any indemnity payment under this Agreement shall be decreased to take into account an amount equal to the Tax benefit actually realized by the Indemnified Party (or its Affiliates) arising from the incurrence or payment of the relevant indemnified item, which Tax benefit would not have arisen or been allowable but for such indemnified liability. For purposes hereof, any Tax benefit actually realized by the Indemnified Party (or its Affiliates) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to such indemnified liability as the last items claimed for any taxable year, including after the utilization of any otherwise available net operating loss carryforwards). Any indemnity payment will initially be made without regard to this Section 3.03(b), and an adjusting payment by the Indemnifying Party will be made to reflect any applicable Tax benefit within 30 days after the Indemnified Party (or its Affiliates) actually realizes such Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return.

Section 3.04 Timing of Indemnification Payments. Except as otherwise provided in Article II, payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after receipt of written request therefor by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, provided that, (i) if the Indemnified Party is required to pay Taxes to a Taxing Authority pursuant to a Final Determination, the Indemnifying Party shall not be required to pay an indemnification payment in respect of such Taxes to the Indemnified Party earlier than two (2) days before the Indemnified Party is required to pay such Taxes to such Taxing Authority pursuant to such Final Determination and (ii) if the Indemnifying Party consents, pursuant to Section 5.02, to the payment by the Indemnified Party of any Taxes to a Taxing Authority prior to a Final Determination, the Indemnifying Party shall not be required to pay an indemnification payment in respect of such Taxes to the Indemnified Party earlier than two (2) days before the Indemnified Party pays such Taxes to such Taxing Authority.

Section 3.05 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, CEC, CEOC and the REIT Parties hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Article VI of this Agreement shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Refunds, Carrybacks, Timing Difference and Tax Attributes

Section 4.01 Refunds.

(a) CEOC shall be entitled to all Refunds of Taxes for which CEC and CEOC are responsible pursuant to Article II or Article III, and the REIT shall be entitled to all Refunds of Taxes for which the REIT Parties are responsible pursuant to Article II or Article III . A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within ten (10) days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made within ten (10) days after such reduction.

Section 4.02 Timing Differences. If pursuant to a Final Determination any Tax Attribute is made allowable to a REIT Entity as a result of an adjustment to any Taxes for which CEC or CEOC is responsible hereunder and such Tax Attribute would not have arisen or been allowable but for such adjustment, or if pursuant to a Final Determination any Tax Attribute is made allowable to a CEC Entity as a result of an adjustment to any Taxes for which the REIT is responsible hereunder and such Tax Attribute would not have arisen or been allowable but for such adjustment, the REIT, on the one hand, or CEC or CEOC, on the other hand, as the case may be, shall make a payment to either CEC, CEOC or the REIT, as appropriate, within thirty (30) days after such Party (or its Affiliates) actually realizes a Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return that is attributable to such Tax Attribute, determined using a “with and without” methodology (treating any deductions or amortization attributable to such Tax Attributes as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), in an amount equal to the lesser of (i) the increase in Taxes (including increases in Taxes as a result of any reductions in Tax Attributes) resulting from such adjustment or (ii) such Tax benefit resulting from such Final Determination. In the event of any overlap between Section 3.03 and this Section 4.02, this Section 4.02 shall apply and Section 3.03 shall not apply.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually materially prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures.

(a) CEC. CEC shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II, provided that to the extent that such Tax Proceeding relates to REIT Taxes or would reasonably be expected to materially adversely affect the Tax position of any REIT Entity for any Post-Distribution Period, CEC shall (i) keep the REIT informed in a timely manner of the material actions proposed to be taken by CEC with respect to such Tax Proceeding, (ii) permit the REIT at its own expense to participate in the aspects of such Tax Proceeding that relate to REIT Taxes and (iii) not settle any aspect of such Tax Proceeding that relates to REIT Taxes, or pay any REIT Taxes, without the prior written consent of the REIT, which shall not be unreasonably withheld, delayed or conditioned and provided further that the REIT’s rights and CEC’s obligations set forth above shall not apply if and to the extent that CEC elects in writing to forgo its right to indemnification in respect of the REIT Taxes that are the subject of such Tax Proceeding.

(b) The REIT. The REIT shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II, provided that to the extent that such Tax Proceeding relates to CEOC Taxes or would reasonably be expected to materially adversely affect the Tax position of any CEC Entity, the REIT shall (i) keep CEC informed in a timely manner of the material actions proposed to be taken by the REIT with respect to such Tax Proceeding, (ii) permit CEC to participate in the aspects of such Tax Proceeding that relate to CEOC Taxes and (iii) not settle any aspect of such Tax Proceeding that relates to CEOC Taxes, or pay any CEOC Taxes, without the prior written consent of CEC, which shall not be unreasonably withheld, delayed or conditioned and provided further that the rights of CEC and obligations of the REIT set forth above shall not apply if and to the extent that the REIT elects in writing to forgo its right to indemnification in respect of the CEOC Taxes that are the subject of such Tax Proceeding.

ARTICLE VI

Intended Tax Treatment

Section 6.01 Restrictions Relating to the Distribution.

(a) General. Following the Distribution, (i) each of CEC and CEOC will not (and will cause each CEC Entity not to) take any action (or refrain from taking any action) which (x) is inconsistent with the facts presented and the representations made prior to the Effective Date in the Tax Materials or (y) could reasonably be expected to cause any Tax-Free Transaction Failure; and (ii) the REIT will not (and will cause each REIT Entity not to) take any action (or refrain from taking any action) which (x) is inconsistent with the facts presented and the representations made prior to the Effective Date in the Tax Materials or (y) could reasonably be expected to cause any Tax-Free Transaction Failure.

(b) Restrictions. Following the Distribution and prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), CEC, CEOC, the REIT and each REIT Entity shall, and except with respect to clause (iii) of this Section 6.01(b) shall cause each of its wholly-owned Subsidiaries set forth on Exhibit A to: (i) continue the active conduct of each trade or business (for purposes of Section 355(b) of the Code and the Treasury Regulations thereunder) that it was engaged in immediately prior to the Distribution (taking into account Section 355(b)(3) of the Code), (ii) continue to hold sufficient assets to satisfy the continuity of business enterprise requirements under Section 1.355-3 and 1.368-1(d) of the Treasury Regulations, (iii) not dissolve or liquidate or take any action that is a liquidation for federal income tax purposes, (iv) not merge or consolidate with any other Person with such other Person surviving the merger or consolidation in a transaction that does not qualify as a reorganization under Section 368(a) of the Code and (v) not redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of its equity other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48).

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.01(b), during the Restriction Period, CEC, CEOC and the REIT may proceed with any of the actions or transactions described therein, if (i) CEC shall have received a supplemental private letter ruling from the IRS in form and substance reasonably satisfactory to CEC and the REIT to the effect that such action or transaction will not affect the Intended Tax-Free Treatment of any applicable transaction or (ii) in the event the Parties mutually agree not to pursue such supplemental private letter ruling or if such action or transaction is covered by an area in which the IRS will not issue private letter rulings, an Unqualified Tax Opinion is obtained by CEC or the REIT in form and substance reasonably satisfactory to CEC and the REIT at least thirty (30) days prior to effecting such action or transaction. If the REIT notifies CEC that it desires to take one of the actions described in Section 6.01(b) (a “Notified Action”), CEC and the REIT shall use commercially reasonable efforts and shall cooperate in obtaining a supplemental private letter ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting CEC, CEOC or the REIT to take the Notified Action.

(d) Tax Reporting. Each of CEC, CEOC and the REIT covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Intended Tax Treatment unless otherwise required by a Final Determination.

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision, in hard copy and electronic forms, of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries; and

(iii) the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.

Section 7.02 Retention of Records. CEC, CEOC and the REIT shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof to the extent the other party provides notification thereof, if such waivers or extensions are made by the other party) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

Miscellaneous

Section 8.01 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. The Bankruptcy Court shall have non-exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent provided by 28 U.S.C. § 1334.

Section 8.02 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Section 2.02 or Section 2.06, or Section 3.03, the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by CEC, CEOC and the REIT and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by CEC and CEOC, on the one hand, and the REIT, on the other hand.

Section 8.03 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between a CEC Entity, on the one hand, and a REIT Entity, on the other (other than this Agreement, any other Agreement contemplated by the Plan, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Effective Date and, after the Effective Date, no CEC Entity or REIT Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.04 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Effective Date in accordance with their respective terms.

Section 8.06 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 8.07 Entire Agreement. This Agreement, the Exhibits hereto and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement. Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any other agreement, the terms of this Agreement shall control. Notwithstanding the foregoing, nothing in this Agreement shall affect the rights or obligations of any of the Parties under the Master Lease Agreements or the Management and Lease Support Agreements, including any remedies for any breaches of the obligations thereunder.

Section 8.08 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.09 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 8.10 Affiliates. Each of CEC, CEOC and the REIT shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by their respective Affiliates.

Section 8.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 8.12 Amendments; Waivers. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.13 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

Section 8.15 Confidentiality. Each of the Parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.15. Each of the Parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 8.16 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.17 Jurisdiction; Service of Process. Any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York. . Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.17, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.17 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.18, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS SECTION 8.17, ANY DISPUTE REGARDING SECTION 2.02, SECTION 2.06 OR SECTION 3.03 SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 8.02; PROVIDED THAT THE TERMS OF SECTION 8.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 8.17.

Section 8.18 Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:  Jeffrey D. Saferstein

Samuel E. Lovett

Telephone: (212) 373-3000

Facsimile (212) 373-2053

E-mail Address:      jsaferstein@paulweiss.com

slovett@paulweiss.com

If to the REIT:

VICI Properties Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Mary Elizabeth Higgins

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to CEC will be deemed notice to all the CEC Entities, and any notice to the REIT will be deemed notice to all the REIT Entities.

Section 8.19 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 8.20 Effectiveness. This Agreement shall become effective on the Effective Date.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAESARS ENTERTAINMENT CORPORATION

By:
Name:
Title:

CEOC, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

VICI PROPERTIES INC.

By:
Name:
Title:

VICI PROPERTIES L.P.

By:
Name:
Title:

CPLV PROPERTY OWNER LLC

By:
Name:
Title: